Exhibit 99.3
Endwave Corporation
2007 Equity Incentive Plan
Stock Option Agreement
(Incentive and Nonstatutory Stock Options)
     Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (“Option Agreement”), Endwave Corporation (the “Company”) has granted you an option under its 2007 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.
     The details of your option are as follows:
     1. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.
     2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
     3. Exercise Prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:
        (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;
        (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;
        (c) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and
        (d) if your option is an incentive stock option, then, as provided in the Plan, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other incentive stock options you hold are exercisable for the first time by you during any calendar year (under all plans of Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions

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thereof that exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.
     4. Exercise Restriction for Non-Exempt Employees. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.
     5. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:
          (a) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
          (b) In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
          (c) By a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to you as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations.
          (d) In any other form of legal consideration that may be acceptable to the Board.

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     6. Whole Shares. You may exercise your option only for whole shares of Common Stock.
     7. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.
     8. Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:
          (a) immediately upon the termination of your Continuous Service for Cause;
          (b) three (3) months after the termination of your Continuous Service for any reason other than Cause or your Disability or death (the “Three Month Post-Termination Exercise Period”);
          (c) twelve (12) months after the termination of your Continuous Service due to your Disability;
          (d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;
          (e) the Expiration Date indicated in your Grant Notice; or
          (f) the day before the tenth (10th) anniversary of the Date of Grant.
     For purposes of your option, “Cause” means your misconduct, including but not limited to: (i) your conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) your participation in a fraud or act of dishonesty against the Company, (iii) your conduct that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates your gross unfitness to serve, or (iv) your intentional, material violation of any contract between the Company and you or any statutory duty of yours to the Company that you do not correct within thirty (30) days after written notice to you thereof. Your physical or mental disability shall not constitute “Cause.”
     If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option

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will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.
     9. Extension of Term.
          (a) If during any part of the Three Month Post-Termination Exercise Period, your option is not exercisable solely because of the condition set forth in Section 7, your option shall not expire until the earlier of the Expiration Date indicated in your Grant Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service.
          (b) If during any part of the Three Month Post-Termination Exercise Period, the sale of shares issued upon exercise of your option would violate the Company’s Insider Trading Policy, your option shall not expire until the earlier of (i) the Expiration Date indicated in your Grant Notice, (ii) until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which you can sell the shares issued upon exercise of your option without violating the Company’s Insider Trading Policy, or (iii) such longer period as would not cause your option to become subject to Section 409A(a)(1) of the Code.
          (c) If (i) you are a Non-Exempt Employee, (ii) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date indicated in your Grant Notice.
     10. Exercise.
          (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.
          (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise or (iii) the disposition of shares of Common Stock acquired upon such exercise.
          (c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that

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occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
     11. Transferability.
          (a) Restrictions on Transfer. Your option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that the Board may, in its sole discretion, permit you to transfer your option in a manner that is not prohibited by applicable tax and/or securities laws upon your request. Additionally, if your option is an Incentive Stock Option, the Board may permit you to transfer your option only to the extent permitted by Sections 421, 422 and 424 of the Code and the regulations and other guidance thereunder.
          (b) Domestic Relations Orders. Notwithstanding the foregoing, your option may be transferred pursuant to a domestic relations order; provided, however, that if your option is an Incentive Stock Option, your option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.
          (c) Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.
     12. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
     13. Withholding Obligations.
          (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.
          (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a

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date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
          (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.
     14. Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     15. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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